UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14C
(Rule 14c-101)
SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of
the Securities Exchange Act of 1934 (Amendment No. ___)
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☐	Preliminary Information Statement	☐	Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement
VERIDIEN CORPORATION

(Name of Registrant As Specified In Its Charter)
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VERIDIEN CORPORATION
7600 BRYAN DAIRY ROAD, SUITE F
LARGO, FLORIDA 33777-1433
INFORMATION STATEMENT
NO VOTE OR OTHER ACTION OF THE COMPANY’S SHAREHOLDERS
IS REQUIRED I N CONNECTION WITH THIS INFORMATION STATEMENT
WE ARE NOT ASKING YOU FOR A PROXY AND YOU
ARE REQUESTED NOT TO SEND US A PROXY
Dear Shareholders:
This Information Statement is furnished by the Board of Directors (the “Board”) of Veridien Corporation (the “Company”) to inform shareholders of the Company of certain action adopted by the Board and approved by shareholders holding a majority in interest of the voting power of the Company. This Information Statement will be mailed on approximately November 30, 2006 to shareholders of record of the Company’s Common Stock as of November 13, 2006 (“Record Date”). Specifically, this Information Statement relates to the following:
     1. On November 7, 2006 the Board adopted a proposal to amend the Certificate of Incorporation of the Company to increase the authorized shares of Common Stock of the Company to 800,000,000 and referred the amendment to shareholders with its recommendation of the approval of such amendment, and
     2. On November 13, 2006 shareholders holding a majority in interest of the voting power of the Company (59.39%) approved the amendment and as a result no further votes will be needed.
The filing of a Certificate of Amendment with the Delaware Secretary of State, which will effect the foregoing amendment, will not be done until a date which is at least twenty (20) days after the mailing of this definitive Information Statement. This Information Statement will be sent on or about November 30, 2006 to the Company’s shareholders of record on the Record Date who have not been solicited for their consent to this corporate action.
PURPOSE OF AMENDMENT OF CERTIFICATE OF INCORPORATION
On November 7, 2006, the Board adopted a Plan of Reorganization and Recapitalization. The major purpose of the Plan is to strengthen the Company’s balance sheet by securing the conversion of a substantial amount of convertible debt securities (as well as the unpaid interest thereon), together with accrued, unpaid dividends on certain previously issued Preferred Stock. If, as of November 7th, all of the convertible securities then issued and outstanding, together with those contemplated under the Plan, had been converted, the Company would not have had enough Common Stock to permit the conversions in full.

At the same time, the Board is mindful that the Company has secured its working capital over the past years by the issuance of convertible debt securities and the Board believes that the conversion feature has played a major role in the success of the Company in obtaining needed financing, Therefore, to secure investments for working capital into the future, the Board provided for conversion features which are assumed to be attractive for future raising of funds. Thus, in order to meet all the conversion rights now existing and provide for future issuances of convertible securities, the Board determined that an increase in the authorized number of shares of Common Stock, to 800,000,000 shares, was required. See “Amendment of Certificate of Incorporation” below for further discussion. For further information, see the Company’s Form 8-K filed November 13, 2006 available on EDGAR at www.sec.gov.
EFFECT OF PLAN WITH AMENDMENT
(INCREASE TO AUTHORIZED COMMON STOCK)
After Plan implementation, the outstanding capital structure is projected to be as follows:

	Outstanding	Projected
	Pre-Plan	Outstanding
	November 7/06	Post-Plan *(1)
Common Shares	246,859,113	248,359,113
Class A Pref. Shares	6,000	0
Series B Pref. Shares	201,670	0
2006-A Pref. Shares (new)	0	200,607
2006-B Pref. Shares (new)	0	959,555
2006-C Pref. Shares (new)	0	0
Class A Pref. Shares Accrued & Unpaid Dividends	$66,000	$0
Series B Pref. Shares Accrued & Unpaid Dividends	$2,042,624	$0
Convertible Debentures Principal & Accrued Interest	$8,023,877	$481,570
*(1) Assumes participation in the Plan by all existing Preferred Shares holders and by the holders of $7.5 Million of convertible debenture debt. Readers are cautioned that not all holders may elect to participate and that the actual result of the Plan may differ materially.
VOTING SECURITIES
The Record Date of shareholders entitled to receive notice of this corporate action by the Company is the close of business on November 13, 2006. The amendment of the Certificate of Incorporation requires the affirmative vote of a simple majority of the issued and outstanding voting stock. On such date, the Company had issued and outstanding:
(a)	246,859,113 shares of its single-class of Common Stock, each share being entitled to one (1) vote per share on any matter which may properly come before the shareholders; and

(b)	6,000 shares of its 10% Cumulative Convertible Redeemable Preferred Stock (Class A Preferred Stock) which have no voting rights attached thereto; and

(c)	35,428 shares of Series B Convertible Preferred Stock which votes with the Common Stock as a single class, each share being entitled to 20.04 votes per share on any matter which may properly come before the shareholders; and

(d)	181,024 shares of its Series 2006-A Preferred Stock which votes with the Common Stock as a single class, each share being entitled to 286 votes per share on any matter which may properly come before the shareholders; and

(e)	699,019 shares of its Series 2006-B Preferred Stock which votes with the Common Stock as a single class, each share being entitled to 250 votes per share on any matter which may properly come before the shareholders.
Accordingly, on the Record Date there were a total of 474,096,708 votes, and the Company has received a majority of such votes approving the Amendment. Pursuant to Delaware law, there are no dissenter’s or appraisal rights relating to the action taken.

INTEREST OF CERTAIN PERSONS IN MATTER BEING ACTED UPON
     No director, executive officer, associate of any director or executive officer, or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, resulting from the amendment to the Certificate of Incorporation described herein which is not shared by all other shareholders pro rata and in accordance with their respective interests.
STOCK OWNERSHIP/PRINCIPAL SHAREHOLDERS
The following table sets forth information regarding the beneficial ownership of shares of the Company’s Common Stock and voting Preferred Stock as of the Record Date by: (i) all shareholders known to the Company to be beneficial owners of more than 5% of the outstanding Common Stock, voting Preferred Stock, or a combination thereof; (ii) each director and executive officer; and (iii) all officers and directors as a group. Except as may be otherwise indicated in the footnotes to the table, each person has sole voting power and sole dispositive power as to all the shares shown as beneficially owned by them.

			Percentage
	Shares of Common		as of
	Stock		11/13/06[1]

Sheldon C. Fenton 160 Eglinton Ave E, #500 Toronto, Ontario Canada M4P3B5	174,297,402	[2]	43.7%
Dunvegan Mortgage Corporation 222 Delaware Ave, PO Box 2306 Wilmington, DE 19899	173,914,402	[3]	43.6%
Rene A. Gareau 602 Sarasota Quay Sarasota, FL 34236	125,000	[9]	0.05%
Russell D. Van Zandt 100 Beach Dr. NE, #1002 St. Petersburg, FL 33701	1,891,560		0.77%
Alfred A. Ritter Rua Baronessa DeBeck 130 Malveira Da Serra 2755-153 Alcabideche, Portugal	0		0
Richard Klein 107 Marseille Place Cary, NC 27511	2,700,000		1.09%
Margreat, Inc. 149 Dunvegan Rd. Toronto, Ontario Canada M5P 1M5	14,869,998	[4]	5.7%
Mineola Holding Corporation c/o Corporation Trust Company 1209 Orange Street Wilmington, DE 19801-1120	12,657,992	[5]	5.1%
Lexxec Corporation 145 Dunvegan Rd. Toronto, Ontario Canada M5P 2N8	16,802,984	[6]	6.4%
Allen Greenspoon 60 High Park Drive Dundas, Ontario Canada L9H 6G7	17,197,324	[7]	6.7%
Sarasota Retail Investments, Inc. 138 East Central Avenue Howey-In-The-Hills, FL 34737	18,976,960	[8]	7.1%
SmokeBusters, Inc. 602 Sarasota Quay Sarasota, FL 34236	13,360,250	[9]	5.1%

All Directors and Officers as a Group (5 persons)	179,013,962		44.9%

[1]	Based on 246,859,113 common shares (“shares”)issued and outstanding as of November 13, 2006 and assuming conversion of all of the Debentures and Preferred Shares, held by the specified Investor, into common shares (which number is added to the denominator for the purposes of calculating that Investor’s percentage ownership).

[2]	Includes Mr. Fenton’s direct ownership of 383,000 shares and indirect ownership of 22,333,014 shares owned by Dunvegan Mortgage Corporation, of which Mr. Fenton is an officer and director. Also includes (i) 7,895,888 shares obtainable on the conversion of 27,608 Series 2006-A Preferred Shares owned by Dunvegan Mortgage Corporation; and (ii) 143,685,500 shares obtainable on the conversion of 574,742 Series 2006-B Preferred Shares owned by Dunvegan Mortgage Corporation. For information purposes only, does not include holdings of his adult son including (i) 6,225,778 shares; (ii) 1,676,532 shares obtainable on the conversion of 5,862 Series 2006-A Preferred Shares; or (iii) 3,941,399 shares issuable in the event of conversion of the $60,000 of Convertible Debentures (principal) and $38,495 of interest thereon as of November 10, 2006; in which Mr. Fenton disclaims any beneficial ownership. For information purposes only, does not include holdings of his adult daughter including (i) 7,175,804 shares; (ii) 1,713,500 shares obtainable on the conversion of 6,854 Series 2006-B Preferred Shares; or (iii) 2,776,071 shares issuable in the event of conversion of the $50,000 of Convertible Debentures (principal) and $33,282.14 of interest thereon as of November 10, 2006; in which Mr. Fenton disclaims any beneficial ownership.

[3]	Includes (i) 7,895,888 shares obtainable on the conversion of 27,608 Series 2006-A Preferred Shares owned by Dunvegan Mortgage Corporation; and (ii) 143,685,500 shares obtainable on the conversion of 574,742 Series 2006-B Preferred Shares owned by Dunvegan Mortgage Corporation

[4]	Includes 14,869,998 shares obtainable on the conversion of 51,993 Series 2006-A Preferred Shares owned by Margreat, Inc. Marilyn Fenton, wife of Sheldon Fenton, owns Margreat, Inc.. Mr. Fenton disclaims any beneficial ownership of Margreat, Inc.’s holdings.

[5]	Includes 2,854,000 shares obtainable on the conversion of 11,416 Series 2006-B Preferred Shares owned by Mineola Holding Corporation.

[6]	Includes 14,569,984 shares obtainable on the conversion of 50,944 Series 2006-A Preferred Shares owned by Lexxec Corporation.

[7]	Includes (i) 2,075,502 shares obtainable on the conversion of 7,257 Series 2006-A Preferred Shares; (ii) 5,523,000 shares obtainable on the conversion of 22,092 Series 2006-B Preferred Shares; and (iii) 3,021,138 shares issuable in the event of conversion of the $80,000 of Convertible Debentures (principal) and $15,473 of interest thereon as of November 10, 2006.

[8]	Includes: (i) 10,684,960 shares obtainable on the conversion of 37,360 Series 2006-A Preferred Shares; and (ii) 8,292,000 shares obtainable on the conversion of 33,168 Series 2006-B Preferred Shares.

[9]	Includes 12,686,750 shares obtainable on the conversion of 50,747 Series 2006-B Preferred Shares owned by SmokeBusters, Inc. The adult daughter of Director Rene Gareau owns SmokeBusters, Inc.. Mr. Gareau disclaims any beneficial interest in SmokeBuster, Inc.’s holdings.

MANAGEMENT/EXECUTIVE OFFICERS
The Directors and Executive officers of the Company are identified in the table below. Our current Directors were elected at the 2001 Annual Meeting held on March 6, 2002. Each Director serves for a one-year term or until a successor is elected and has qualified. Currently, our Directors are not compensated for their services, although their expenses in attending meetings are reimbursed.

Name	Age	Position
Russell D. Van Zandt	65	Chairman of the Board of Directors/
		Chief Financial Officer

Rene A. Gareau	64	Vice Chairman of the Board of Directors/
		Corporate Secretary

Sheldon C. Fenton	55	President and CEO/ Director

Alfred A. Ritter	63	Director

Richard Klein	62	Director
RUSSELL D. VAN ZANDT was first named to the Board of Directors on October 28, 1997. Mr. Van Zandt was graduated in 1962 with a BA in Mathematics from St. Michael’s College in Vermont, and was graduated in 1973 with an MBA from Florida Atlantic University in Florida. He also completed course work in 1975 for a doctorate in Business Administration from George Washington University in Washington, DC.
Mr. Van Zandt retired as President and CEO of Ela Medical in Plymouth, MN as of May 2003. Ela Medical is a manufacturer and marketer of pacemakers and implantable defibrillators. He is now a consultant to Veridien and Life Recovery Systems, as well as other companies. Previously Mr. Van Zandt had been a corporate Vice President at Datascope Corp., a NASDAQ listed company engaged in the health care and medical device products industry. On behalf of Datascope Corp., he had alternately headed two divisions as President. From 1996 to 1998, he was President of the Intervascular, Inc. Division, which manufactures and markets vascular grafts and patches on a worldwide basis. From July 1992 through September 1996 he was President of the Cardiac Assist Division which manufactures and markets intra-aortic balloon pumps and catheters. From November 1969 until August 1992, Mr. Van Zandt worked with C.R. Bard, Inc., a health care and medical device company listed on the New York Stock Exchange. He started as personnel director at a division level and rose through the company’s ranks to reach, in 1992, the position of President of Bard Vascular Systems Division.

RENE A. GAREAU was first named to the Board of Directors on March 13, 1996. Since 1989, Mr. Gareau has been Chairman of the Board of Sarasota Quay, a real estate management company located in Sarasota, Florida, specializing in property and asset management for commercial properties. From 1982 to 1989, Mr. Gareau was the Chairman of a private Canadian real estate development company involved in the development and syndication of residential condominium and commercial projects in a number of Canadian provinces. From 1981 to 1982 he was President of Bank of America (Canada) with responsibilities for overseeing all retail and mortgage banking operations in Canada. From 1974 to 1981 he was Senior Vice President of Citicorp-Citibank in their International Division. He had responsibilities in corporate and consumer banking with assignments in Asia, Europe, South America, and the U.S.A.
SHELDON C. FENTON is President and CEO. Mr. Fenton was first named to the Board of Directors on June 3, 1998. Since 1981 Mr. Fenton has been President and CEO of Tanlon Corporate Holdings Ltd. (and predecessor corporations), located in Toronto, Canada. Tanlon is a fully integrated management services company. The group also has knowledge and experience in the areas of strategic acquisitions, real estate development and syndication, financing for private and public ventures, as well as asset and property management. They are regarded as specialists in the areas of structuring and restructuring of investments and negotiation with lenders and other corporate stakeholders.
Mr. Fenton is also an officer and director of Dunvegan Mortgage Corporation, a company which has been a lender to the Company, in various capacities since 1995.
From 1979-1981 Mr. Fenton was employed by the Canadian Imperial Bank of Commerce alternately as Solicitor and Manager. In 1977-1978 he worked for the firm of Day Wilson & Campbell in Toronto, Canada focusing on corporate and real estate law, and in 1976-1979 he worked as a financial consultant for FF. Management in Toronto, Canada.
Mr. Fenton graduated with honors with a Bachelor of Science degree from the University of Toronto in 1974 and was graduated from the Faculty of Law with an L.L.B. degree from the University of Western Ontario, Canada.
ALFRED A. RITTER was first named to the Board of Directors on March 26, 1993. Mr. Ritter has been the co-owner and director of EXPORATLAS, Lisbon, Portugal since 1981. The company is an import/export firm involved in the paper and pulp industry. Since 1996, Mr. Ritter has been the owner and director of TEOTONIO INVESTMENTS, a commercial real estate and project development company based in Vaduz, Liechtenstein. Additionally, since 1996, Mr. Ritter has been co-owner and director of EUROVENTOS, which is developing alternative energy sources in Portugal, France, Germany and Austria. Mr. Ritter has held positions with Credit Suisse in Zurich, Switzerland, the Bank of London and South America, in London, England, and Lloyd’s Bank Ltd. in New York City.

RICHARD KLEIN was named to the Board of Directors on June 23, 2004. Mr. Klein is a Co-Founder, Chairman, and Chief Executive Officer of Mycosol, Inc., an development-stage chemical and pharmaceutical development company. He is a 33-year veteran of the healthcare industry, having served in a general management capacity at both large and small (early-stage) companies. From July 1998 through the sale of his company in December 2002, Mr. Klein was President, CEO, and a member of the Board of Directors of ArgoMed, Inc., a company whose thermotherapy technology was used to treat diseases of the prostate. Between January 1993 and June 1998, Mr. Klein held several executive positions – President, Chief Operating Officer, Executive Vice President, and Director – of Angiosonics, Inc., a therapeutic ultrasound company. Previously, Mr. Klein was Vice President and General Manager of the Edward Weck Company, a surgical instrument and implant subsidiary of Bristol-Myers Squibb. Mr. Klein also served as an executive with C.R. Bard, Inc., for 14 years, ten as President of the Bard Medsystems Division, a recognized leader in drug delivery systems. During his career, Mr. Klein has led some significant product development efforts and market introductions, including: balloon angioplasty, patient controlled analgesia (PCA), the Mini-Infuser and “Smart” Pump delivery systems, minimally invasive surgery (laparoscopy), endometrial and prostatic ablation by thermotherapy, and ultrasound thrombus ablation. He holds both a BS and an MS in Engineering from Northeastern University, an MBA from Babson College, and was the subject of a Harvard Case Study on intrapreneurs – i.e., entrepreneurs who work in large companies – which was featured in a 1988 business text, General Managers In Action, by Francis Joseph Agular. He also holds numerous patents, issued or pending, in medical devices.
AUDIT COMMITTEE AND AUDIT COMMITTEE FINANCIAL EXPERT
The Company’s Audit Committee is comprised of two of its Directors, Mr. Rene Gareau (Chairman of the Audit Committee) and Mr. Alfred Ritter. The Company does not have an “Audit Committee Financial Expert” as a member of its audit committee. The Company does not have available any person with the requisite background and experience, nor has the Company been able to attract anyone to its Board with the requisite background.
Compliance with Section 16(A) of The Exchange Act
All of our officers, directors and beneficial owners were in compliance with Section 16(A) during fiscal year 2006 to date.

COMPENSATION OF MANAGEMENT
Compensation of Directors
Currently, our directors are not compensated for their services as directors, although their expenses in attending meetings are reimbursed. During 2006 there have been two formal meetings of the Board of Directors. All current directors attended both meetings. During the year there was one Unanimous Consensus in Lieu of Special Meeting of the Directors and there were numerous management meetings with various configurations of Board Members present.
Compensation of Management
The following table sets forth the compensation paid to our Chief Executive Officer or such other officer who fulfilled the duties of the Chief Executive Officer for the periods indicated. Except for the individuals named, no executive officers had a total annual salary and bonus of $100,000 or more.

Name & Principal					Other
Position	Year		Salary	Bonus	Compensation
Sheldon C. Fenton, President & CEO 7/98-Present	-0-	[1]	-0-	-0-	-0-

Russell Van Zandt, CFO 6/05-Present	$30,000	[2]	-0-	-0-	$15,850 [2]

[1]	Tanlon Management Services Inc. (of which Mr. Fenton is an officer and a director) charges the Company an annual management fee of $120,000 at the rate of $30,000 per quarter; however, such fee covers the services of Tanlon employees and is not intended as compensation for Mr. Fenton. At September 30, 2006 these fees remain unpaid in the amount of $ 60,000.

[2]	During the fourth quarter 2003 the Company entered into a Consulting Agreement with Russell Van Zandt, who is the Chairman of the Board of Directors. This Agreement has been renewed annually. The Agreement calls for $ 30,000 annually in cash payment for services and 100,000 common shares per quarter (valued at $15,850 for the past four quarters). In June 2005 Mr. Van Zandt took on the added responsibilities as Chief Financial Officer of the Company.
AMENDMENT OF CERTIFICATE OF INCORPORATION
The Board and shareholders holding the necessary number of votes have approved an amendment to the Company’s amended Certificate of Incorporation to amend Section 1 of Article Fourth to effect an increase in the total number of authorized shares of Common Stock to 800,000,000. At the present time, the Company is authorized to issue 325,000,000 shares of capital stock, divided into 25,000,000 shares of undesignated Preferred Stock and 300,000,000 shares of Common Stock. As amended, Section 1 of Article Fourth will read as follows:

FOURTH. Section 1. The total number of shares of all classes of stock which the corporation shall have authority to issue is Eight Hundred Twenty-five Million (825,000,000) shares. The corporation shall have authority to issue two (2) classes of stock. Eight Hundred Million (800,000,000) shares shall be common stock, having a par value of $.001 (hereinafter referred to as “Common Stock”) and Twenty-five Million (25,000,000) shares shall be preferred stock issuable in series and having a par value of $.001 (hereinafter referred to as “Preferred Stock”).
The balance of Article Fourth shall continue to read as it does at present. Article Fourth is set forth in its entirety on Exhibit A attached to this Information Statement.
Shareholder Rights
Holders of the Company’s Common Stock have the following rights:
-	they have ratable rights to receive dividends from funds legally available therefore, when, as, and if declared by the Board

-	they are entitled to share ratably in the assets of the Company available for distribution upon liquidation of the Company, subject to the rights of senior securities to receive preferred distributions
Neither the Common Stock itself nor the holders thereof have any of the following rights:
-	special voting rights

-	preference as to dividends or interest

-	preemptive rights to purchase securities in new issues of shares of Common Stock or of securities convertible into shares of Common Stock

-	preference upon liquidation

-	any other special rights or preferences
In addition, the shares of Common Stock are not convertible into any other security.
Cumulative Voting
The holders of shares of the Company’s Common Stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding voting stock, Common and Preferred, voting for the election of directors, can elect all of the directors to be elected, if they so choose. In such event, the holders of the remaining voting shares will not be able to elect any of the Company’s directors.

Dividends
We have never had net profits on operations and therefore are currently proscribed under the Delaware General Corporation Law from declaring dividends. We have not paid any cash dividends on our Common Stock or our Preferred Stock. Moreover, our Board of Directors has no present intention of declaring any cash dividends, as we expect to re-invest all profits in the business for additional working capital for continuity and growth. The declaration and payment of dividends in the future will be determined by our Board of Directors considering the conditions then existing, including the Company’s earnings, financial condition, capital requirements, and other factors.
At present there is a series of 100,000 shares of Preferred Stock, created on April 3, 1995, titled “10% Cumulative Convertible Redeemable Preferred Stock”. These shares are entitled to receive an annual dividend of $1.00 per share before any dividend is paid to holders of the Common Stock. Any dividend not declared and paid is accumulated and must be paid before any dividend or distribution is made on our Common Stock. The Company is seeking, under the Plan of Reorganization and Recapitalization to secure a conversion of the remaining 6,000 shares of this series to Common Stock.
Possible Anti-Takeover Effects of Authorized but Unissued Stock
One effect of the existence of authorized but unissued capital stock may be to enable the Board to render more difficult or discourage an attempt to gain control of the Company by means of a merger, tender offer, proxy contest, or otherwise, and thereby protect the continuity of the Company’s management. If, in the due exercise of its fiduciary obligations, for example, the Board were to determine that a takeover proposal was not in the Company’s best interests, such shares could be issued by the Board without shareholder approval in one or more private placements or other transactions that might prevent, or render more difficult or costly, completion of the proposed takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent shareholders or shareholder group, by (i) creating a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board of directors, (ii) by effecting an acquisition that might complicate or preclude the takeover, or (iii) by some other transaction involving issuance of the unissued shares.
ADDITIONAL INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). You may read and copy any reports, statements or other information that we file at the SEC’s public reference rooms, including its public reference room located at Room 1024, 450 Fifth Street N.W., Washington, D.C. 20549. You may also obtain these materials upon written request addressed to the Securities and Exchange Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at

prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on its public reference rooms. Our public filings are also available at the Internet web site maintained by the SEC for issuers that file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval System (EDGAR).
MISCELLANEOUS
We request brokers, custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of our Common Stock and we will reimburse such persons for their reasonable expenses in connection therewith. Additional copies of this Information Statement may be obtained at no charge by writing to us at our office address, 7600 Bryan Dairy Road, Suite F, Largo, Florida 33777-1433.
BY ORDER OF THE BOARD OF DIRECTORS
November 29, 2006

/s/ Sheldon Fenton Sheldon Fenton, President
EXHIBITS INDEX
     A. Amended Articles of Incorporation of Veridien Corporation, a Delaware corporation

EXHIBIT A — VERIDIEN CORPORATION CERTIFICATE OF AMENDMENT
“FOURTH. Section 1. The total number of shares of all classes of stock which the corporation shall have authority to issue is Eight Hundred Twenty-five Million (825,000,000) shares. The corporation shall have authority to issue two (2) classes of stock. Eight Hundred Million (800,000,000) shares shall be common stock, having a par value of $.001 (hereinafter referred to as “Common Stock”) and Twenty-five Million (25,000,000) shares shall be preferred stock issuable in series and having a par value of $.001 (hereinafter referred to as “Preferred Stock”).
     Section 2. Statement of Preferences, Limitations and Relative Rights in Respect of Shares of Each Class. A description of the different classes of stock and a statement of the designations, preferences, voting rights, limitations and relative rights of the holders of stock of such classes are as follows:
     A. Preferred Stock.
(1) Shares of Preferred Stock may be issued from time to time in one or more series. The preferences and relative, participating, optional and other special rights of each of such series and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series already outstanding; and the Board of Directors of the corporation is hereby expressly granted authority to fix, by resolution or resolutions adopted prior to the issuance of any shares of a particular series of Preferred Stock, the designations, preferences and relative, participating, optional and other special rights, or the qualifications, limitations or restrictions thereof, of such series, including, without limiting the generality of the foregoing, the following: (a) The rate, if any, and times at which, and the terms and conditions on which, dividends on the Preferred Stock of such series shall be paid; (b) The redemption price or prices, if any, and the times at which Preferred Stock of such series may be redeemed; (c) The rights of the holders of Preferred Stock of such series upon the voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding up of the corporation; (d) The terms of the sinking fund or redemption of purchase account, if any, to be provided for the Preferred Stock of such series; (e) The right, if any, of the holders of Preferred Stock of such series to convert the same into, or exchange the same for, other classes of stock of the corporation and the terms and conditions of such conversation or exchange; and (f) The voting powers, if any, of the holders of the Preferred Stock of such series.
(2) All Shares of a particular series shall be identical in all respects. The rights of the Common Stock of the corporation may be subject to the preferences and relative, participating, optional and other special rights of the Preferred Stock of each series as fixed from time to time by the Board of Directors as aforesaid.
(3) The holders of the Preferred Stock, in preference to the holders of the Common Stock of the corporation, may be entitled to receive, if and when declared by the Board of Directors, dividends at the rate established by the Board of Directors at the time of the issuance of the shares of each series. Such dividends, when and if declared, may be cumulative so that if dividends in respect of any dividend period shall not have been paid upon, or declared and set apart for, the Preferred Stock, the deficiency shall be fully paid or declared and set apart before any dividends shall be paid upon, or declared or set apart for the Common Stock.
     B. Common Stock.
(1) After the requirements with respect to preferential dividends upon the Preferred Stock shall have been met, if such preference be established by the Board of Directors of the corporation, and after the corporation shall have complied with all requirements, if any, with respect to the setting aside of sums as a sinking fund or redemption or purchase account for the benefit of any series of Preferred Stock, then and not otherwise, the holders of the Common Stock shall be entitled to receive such dividends as may be declared from time to time by the Board of Directors.
(2) After distribution in full for the preferential amount to be distributed to the holders of all series of the Preferred Stock then outstanding in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, the holders of the Common Stock shall be entitled to receive all the remaining assets of the corporation available for distribution to its stockholders ratably in proportion to the number of shares of Common Stock held by them respectively.
(3) Each holder of Common Stock shall have one (1) vote for each share of Common Stock held by him in all matters submitted to a vote of the stockholders. Cumulative voting in the election of directors will not be allowed.”